Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group Reports
Third Quarter Financial Results

McKINNEY, Texas, October 23, 2017 /GlobeNewswire/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $23.5 million, or $0.84 per diluted share, for the quarter ended September 30, 2017 compared to $14.5 million, or $0.78 per diluted share, for the quarter ended September 30, 2016 and $18.1 million, or $0.65 per diluted share, for the quarter ended June 30, 2017.

Highlights

•	Adjusted (non-GAAP) net income was $24.8 million, or $0.89 per diluted share, compared to $22.7 million, or $0.82 per diluted share, for second quarter 2017, representing 9.2% increase

•	Increase in adjusted (non-GAAP) return on average assets to 1.13%, up from second quarter 2017 of 1.08%

•	Improved adjusted (non-GAAP) efficiency ratio of 51.2%, compared to 53.2% for second quarter 2017

•	Organic loan growth annualized for the quarter of 6.9% despite the impact of Hurricane Harvey on the Houston market

•	Credit quality metrics continue to be strong

Independent Bank Group Chairman and Chief Executive Officer David Brooks commented, “We are pleased to report another quarter of record quarterly net income supported by continued excellent credit metrics. While organic loan growth slowed slightly as we paused to take care of our customers and employees impacted by Hurricane Harvey, we are confident that loan growth will return to historically strong levels for the remainder of 2017.” Brooks continued, "We continue to integrate the Carlile operations and sharpened our footprint during the quarter which we believe will enhance our performance going forward."

Third Quarter 2017 Operating Results

Net Interest Income

•
Net interest income was $72.9 million for third quarter 2017 compared to $45.7 million for third quarter 2016 and $69.5 million for second quarter 2017. The increase in net interest income from the previous year was due to increased average earning asset balances resulting primarily from the acquisition of Carlile, as well as organic growth for the year. The net increase from the linked quarter is primarily a result of organic growth in average interest earning assets.

•
The average balance of total interest-earning assets grew by $2.5 billion and totaled $7.5 billion at September 30, 2017 compared to $5.0 billion at September 30, 2016 and grew $190 million compared to $7.3 billion at June 30, 2017. This increase from prior year is due primarily to $1.8 billion in average earning assets acquired in the Carlile transaction as well as organic growth for the quarter.

•
The yield on interest-earning assets was 4.47% for third quarter 2017 compared to 4.22% for third quarter 2016 and 4.38% for second quarter 2017. The increase from the prior year is due primarily to loans and taxable securities acquired in the Carlile transaction, which had higher effective interest rates as well as increased interest rates on interest-bearing deposits which are tied to the Fed Funds rate. The increase from the linked quarter is primarily due to an increase in the loan yield which included $458 thousand of nonaccrual interest recognized in addition to increased acquired loan accretion and higher interest rates on interest-bearing deposits.

•
The cost of interest bearing liabilities, including borrowings, was 0.84% for third quarter 2017 compared to 0.74% for third quarter 2016 and 0.77% for second quarter 2017. The increase from the prior year and linked quarter is primarily due to higher rates offered on public fund certificates of deposit and money market accounts due to competition in our markets but also due in part to increased interest rates on deposit products tied to Fed Funds rates and short-term FHLB advances.

•
The net interest margin was 3.85% for third quarter 2017 compared to 3.66% for third quarter 2016 and 3.81% for second quarter 2017. The adjusted (non-GAAP) net interest margin, which excludes purchased loan accretion, was 3.80% for third quarter 2017 compared to 3.65% for third quarter 2016 and 3.78% for second quarter 2017. The increase on the net margin from the prior year is primarily due to the higher yielding asset mix acquired in the Carlile transaction and the three increases in the Fed Funds target rate since fourth quarter 2016.

Noninterest Income

•	Total noninterest income increased $7.2 million compared to third quarter 2016 and $1.1 million compared to second quarter 2017.

•
The increase from the prior year primarily reflects increases of $1.8 million in service charges, $2.6 million in mortgage income and $2.1 million in other noninterest income. The overall increase from prior year reflects the acquisition of Carlile. In addition, the Company implemented a new deposit fee schedule in late 2016 which increased organic service charges for the year over year period. The increase in other noninterest income from prior year, is primarily due to $994 thousand recoveries in loans charged off prior to acquisition in addition to increases in earnings credits and merchant income.

•
The increase from the linked quarter reflects an increase of $1.5 million in other noninterest income offset by a $450 thousand decrease in mortgage fee income. The increase in other noninterest income is primarily due to $871 thousand in acquired loan recoveries in addition to $370 thousand of earnings credits.

Noninterest Expense

•	Total noninterest expense increased $21.0 million compared to third quarter 2016 and decreased $3.4 million compared to second quarter 2017.

•
The increase in noninterest expense compared to third quarter 2016 is due primarily to increases of $10.4 million in salaries and benefits, $2.3 million in occupancy expenses, $1.4 million in data processing, $2.4 million in acquisition-related expenses and $1.9 million in other noninterest expenses. The increase from prior year is reflective of additional headcount, branch locations and accounts acquired in the Carlile transaction, which closed on April 1, 2017. The increase includes acquisition expenses for professional and contract termination fees incurred relating to the acquisition and expenses related to restructuring the acquired branch system during third quarter 2017.

•
The decrease from the linked quarter is primarily related to decreases of $1.4 million in salaries and benefits expenses due to closing and retention bonuses of $1.2 million related to the Carlile transaction paid in second quarter 2017. In addition, there were decreases of $3.2 million in other acquisition expenses offset by an increase of $797 thousand in other real estate impairment expenses.

Provision for Loan Losses

•
Provision for loan loss was $1.9 million for the third quarter 2017, a decrease of $250 thousand and $599 thousand, respectively compared to $2.1 million for the third quarter 2016 and $2.5 million for the second quarter 2017. Provision expense is primarily reflective of organic loan growth during the respective period.

•
The allowance for loan losses was $37.8 million, or 0.61% of total loans, at September 30, 2017, compared to $29.6 million, or 0.68% of total loans at September 30, 2016, and compared to $35.9 million, or 0.59% of total loans, at June 30, 2017. The dollar increases from prior periods are primarily due to additional general reserves for organic loan growth. The decrease in the allowance for loan losses as a percentage of loans from prior year reflects that loans acquired in the Carlile transaction were recorded at fair value without an allowance at acquisition date.

Income Taxes

•
Federal income tax expense of $11.7 million was recorded for the quarter ended September 30, 2017, an effective rate of 33.2% compared to tax expense of $7.2 million and an effective rate of 33.0% for the quarter ended September 30, 2016 and tax expense of $8.6 million and an effective rate of 32.1% for the quarter ended June 30, 2017. The lower tax rate in the second quarter 2017 was due to $520 thousand recognized tax benefits related to restricted stock vesting during the quarter.

Third Quarter 2017 Balance Sheet Highlights:

Loans

•
Total loans held for investment, net of mortgage warehouse purchase loans, were $6.2 billion at September 30, 2017 compared to $6.1 billion at June 30, 2017 and $4.4 billion at September 30, 2016. This represents organic growth of total loans held for investment of $107 million for the quarter, or 6.9% on an annualized basis. Loans held for investment grew $1.7 billion from December 31, 2016, or 36.16%, of which $1.4 billion was loans held for investment acquired with Carlile acquisition and $370 million was organic growth, or 10.8%, on an annualized basis.

•	Total mortgage warehouse purchase loans were $138.6 million at September 30, 2017 compared to $120.2 million at June 30, 2017, representing growth of $18.3 million, for the quarter, or 15.3%.

•	Commercial real estate (CRE) loans were $3.3 billion at September 30, 2017 compared to $2.5 billion at December 31, 2016, or 50.9% and 53.7% of total loans, respectively.

Asset Quality

•
Total nonperforming assets decreased to $25.0 million, or 0.28% of total assets at September 30, 2017 from $26.1 million, or 0.30% of total assets at June 30, 2017 and increased from $13.3 million, or 0.23% of total assets at September 30, 2016.

•
Total nonperforming loans increased slightly to $14.7 million, or 0.24% of total loans at September 30, 2017 from $14.5 million, or 0.24% of total loans at June 30, 2017 and from $11.2 million, or 0.26% of total loans at September 30, 2016.

•
The net decrease in the dollar amount of nonperforming assets from the linked quarter is primarily due to other real estate dispositions totaling $3.0 million offset by a net addition of $1.8 million in other real estate owned resulting from the closing of a Houston branch during third quarter 2017.

•
The increase in the dollar amount of nonperforming assets from the prior year is primarily due to additions in other real estate owned totaling $10.0 million related to the Carlile acquisition, the $1.8 million addition mentioned above as well as two nonaccrual credit relationship additions totaling $4.0 million during first quarter 2017, offset by other real estate owned dispositions totaling $4.9 million during second and third quarters 2017. The increase in nonperforming loans from the prior year is primarily due to the above mentioned loans placed on nonaccrual during first quarter 2017.

•
Charge-offs were less than 0.01% annualized in the third and second quarters 2017 compared to 0.32% annualized in the prior year third quarter. Third quarter 2016 charge-offs were primarily related to a partial charge-off of an impaired energy loan.

Deposits and Borrowings

•
Total deposits were $6.9 billion at September 30, 2017 compared to $6.7 billion at June 30, 2017 and compared to $4.4 billion at September 30, 2016. The increase from the prior year is primarily due to $1.8 billion in deposit accounts acquired in the Carlile transaction.

•
Total borrowings (other than junior subordinated debentures) were $683.5 million at September 30, 2017, an increase of $99 million from June 30, 2017 and an increase of $106 million from September 30, 2016. The change in both periods resulted from the use of short term FHLB advances as needed for liquidity.

Capital

•	Independent Bank Group is well capitalized under regulatory guidelines. At September 30, 2017, our ratio of tangible common equity to total tangible assets was 7.62%.

Recent Branch Activity

As part of the integration process, Independent Bank has restructured the Northstar Bank branch system acquired in the Carlile acquisition as announced during second quarter of 2017. During the third quarter of 2017, Independent Bank was successful in

•	Completing the sale of the Marble Falls Branch

•	Consolidating the Barton Creek Branch with the Westlake Hills Branch in Austin, Texas

•	Consolidating two Granbury, Texas Branches

•	Closing Veterans Memorial Branch in Houston, Texas.

The financial effect of these transactions and events was minimal and is reflected in the foregoing description of earnings and the accompanying financial information.

In addition, Independent Bank completed the sale of nine Colorado branches on October 6, 2017, transferring $99 million in loans and $161 million in deposits. The financial effect of this transaction is not reflected in the foregoing description of earnings or the accompanying financial information.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended September 30, 2017 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2017 and will adjust amounts preliminarily reported, if necessary.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin and Houston, Texas and the Colorado Front Range areas.

Conference Call

A conference call covering Independent Bank Group’s third quarter earnings announcement will be held on Tuesday, October 24, 2017 at 8:30 a.m. (EDT) and can be accessed by calling 1-877-303-7611 and by identifying the conference ID number 96791274. The conference materials will also be available by accessing the Investor Relations page of our website, www.ibtx.com. A recording of the conference call and the conference materials will be available from October 24, 2017 through November 1, 2017 on our website.

Forward-Looking Statements

The numbers as of and for the quarter ended September 30, 2017 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of Independent Bank Group or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on Independent Bank Group’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Independent Bank Group’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect our future financial results and performance and could cause such results or performance to differ materially from those expressed in forward looking statements. These factors include, but are not limited to, the following: (1) our ability to sustain our internal growth rate and our total growth rate; (2) changes in local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact; (3) changes in the level of nonperforming assets and charge-offs; (4) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (5) concentration of our loan portfolio in commercial real estate loans and changes in the values and sales volume of commercial real estate; (6) our ability to continue to identify acquisition targets and successfully acquire and integrate the operations of desirable financial institutions; (7) our dependence on our management team and our ability to attract, motivate and retain qualified personnel; (8) our access to debt and equity markets and our overall cost of funding our operations; (9) technological changes, including the potential impact of technology and "FinTech" entities on the banking industry generally; (10) cybersecurity attacks and breaches of our digital information systems and the liability resulting from any such cybersecurity breach; (11) adverse conditions in the securities markets that lead to impairment in the value of securities in our investment portfolio; (12) inflation, deflation, changes in market interest rates, developments in the securities market, and monetary fluctuations; (13) the timely development and acceptance of new products and services and perceived overall value of these products and services by customers; (14) changes in consumer spending, borrowings, and savings habits; (15) the ability to increase market share and control expenses; (16) changes in the competitive environment among banks, bank holding companies, and other financial service providers; (17) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which we and our subsidiaries must comply; (18) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters; (19) the costs and effects of legal and regulatory developments including the resolution of legal proceedings; (20) the effect of catastrophic events, including war, acts of terrorism, and weather related events that may affect general economic conditions; and (21) our success at managing the risks involved in the foregoing items; and (22) the other factors that are described in the Company’s Annual Report on Form 10-K filed on March 8, 2017, under the heading “Risk Factors”, and other reports and statements filed by the Company with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income”, "adjusted earnings", “tangible book value”, “tangible book value per common share”, “adjusted efficiency ratio”, “Tier 1 capital to average assets”, “Tier 1 capital to risk weighted assets”, “tangible common equity to tangible assets”, “adjusted net interest margin”, "return on tangible equity," “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non- GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, core deposit intangibles and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non- GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Peggy Smolen Marketing & Communications Director (972) 562-9004 psmolen@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016 and September 30, 2016
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Selected Income Statement Data
Interest income	$84,672	$79,883	$55,939	$53,904	$52,740
Interest expense	11,815	10,383	8,072	7,378	7,003
Net interest income	72,857	69,500	47,867	46,526	45,737
Provision for loan losses	1,873	2,472	2,023	2,197	2,123
Net interest income after provision for loan losses	70,984	67,028	45,844	44,329	43,614
Noninterest income	12,130	10,995	4,583	5,224	4,932
Noninterest expense	47,904	51,328	28,028	27,361	26,887
Income tax expense	11,696	8,561	6,728	7,417	7,155
Net income	23,514	18,134	15,671	14,775	14,504
Adjusted net income(1)	24,829	22,746	15,990	15,541	14,819

Per Share Data (Common Stock)
Earnings:
Basic	$0.85	$0.65	$0.83	$0.79	$0.78
Diluted	0.84	0.65	0.82	0.79	0.78
Adjusted earnings:
Basic (1)	0.89	0.82	0.85	0.83	0.80
Diluted (1)	0.89	0.82	0.84	0.83	0.80
Dividends	0.10	0.10	0.10	0.10	0.08
Book value	46.09	45.33	36.38	35.63	34.79
Tangible book value (1)	22.57	21.71	22.01	21.19	20.03
Common shares outstanding	27,804,877	27,790,144	18,925,182	18,870,312	18,488,628
Weighted average basic shares outstanding (3)	27,797,779	27,782,584	18,908,679	18,613,975	18,478,289
Weighted average diluted shares outstanding (3)	27,901,579	27,887,485	19,015,810	18,716,614	18,568,622

Selected Period End Balance Sheet Data
Total assets	$8,891,114	$8,593,979	$6,022,614	$5,852,801	$5,667,195
Cash and cash equivalents	763,017	579,900	515,123	505,027	589,600
Securities available for sale	747,147	754,139	350,409	316,435	267,860
Loans, held for sale	25,854	25,218	5,081	9,795	7,097
Loans, held for investment, excluding mortgage warehouse purchase	6,226,343	6,119,305	4,702,511	4,572,771	4,360,690
Mortgage warehouse purchase loans	138,561	120,217	—	—	—
Allowance for loan losses	37,770	35,881	33,431	31,591	29,575
Goodwill and core deposit intangible	653,899	656,255	272,004	272,496	272,988
Other real estate owned	10,189	11,476	2,896	1,972	2,083
Noninterest-bearing deposits	1,939,342	1,885,138	1,126,113	1,117,927	1,143,479
Interest-bearing deposits	4,933,289	4,784,150	3,596,090	3,459,182	3,273,014
Borrowings (other than junior subordinated debentures)	683,492	584,349	568,115	568,045	577,974
Junior subordinated debentures	27,604	27,555	18,147	18,147	18,147
Total stockholders' equity	1,281,460	1,259,592	688,469	672,365	643,253

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016 and September 30, 2016
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Selected Performance Metrics
Return on average assets	1.07%	0.86%	1.08%	1.03%	1.04%
Return on average equity	7.33	5.85	9.33	8.93	9.04
Return on tangible equity (4)	15.12	12.47	15.53	15.24	15.80
Adjusted return on average assets (1)	1.13	1.08	1.10	1.08	1.07
Adjusted return on average equity (1)	7.74	7.34	9.52	9.39	9.24
Adjusted return on tangible equity (1) (4)	15.96	15.64	15.85	16.03	16.15
Net interest margin	3.85	3.81	3.67	3.59	3.66
Adjusted net interest margin (2)	3.80	3.78	3.66	3.58	3.65
Efficiency ratio	54.71	62.01	52.50	51.92	52.09
Adjusted efficiency ratio (1)	51.19	53.15	51.51	49.65	51.10

Credit Quality Ratios
Nonperforming assets to total assets	0.28%	0.30%	0.27%	0.34%	0.23%
Nonperforming loans to total loans held for investment	0.24	0.24	0.28	0.39	0.26
Nonperforming assets to total loans and other real estate	0.40	0.43	0.35	0.43	0.30
Allowance for loan losses to non-performing loans	257.76	247.59	250.57	177.06	264.42
Allowance for loan losses to total loans	0.61	0.59	0.71	0.69	0.68
Net charge-offs to average loans outstanding (annualized)	—	—	0.02	0.02	0.32

Capital Ratios
Estimated common equity tier 1 capital to risk-weighted assets	9.17%	9.03%	8.28%	8.20%	7.92%
Estimated tier 1 capital to average assets	8.30	8.23	7.84	7.82	7.46
Estimated tier 1 capital to risk-weighted assets	9.60	9.46	8.63	8.55	8.29
Estimated total capital to risk-weighted assets	11.72	11.60	11.44	11.38	11.24
Total stockholders' equity to total assets	14.41	14.66	11.43	11.49	11.35
Tangible common equity to tangible assets (1)	7.62	7.60	7.24	7.17	6.86

(1) Non-GAAP financial measures. See reconciliation.
(2) Non-GAAP financial measure. Excludes income recognized on acquired loans of $905, $572, $123, $51 and $116, respectively.
(3) Total number of shares includes participating shares (those with dividend rights).
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net core deposit intangibles.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Nine Months Ended September 30, 2017 and 2016
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Interest income:
Interest and fees on loans	$79,325	$51,194	$208,263	$151,522
Interest on taxable securities	2,539	573	5,606	2,067
Interest on nontaxable securities	1,124	394	2,657	1,289
Interest on interest-bearing deposits and other	1,684	579	3,968	1,267
Total interest income	84,672	52,740	220,494	156,145
Interest expense:
Interest on deposits	8,033	4,049	20,043	11,623
Interest on FHLB advances	1,749	1,063	4,271	3,062
Interest on repurchase agreements and other borrowings	1,716	1,733	5,137	3,723
Interest on junior subordinated debentures	317	158	819	457
Total interest expense	11,815	7,003	30,270	18,865
Net interest income	72,857	45,737	190,224	137,280
Provision for loan losses	1,873	2,123	6,368	7,243
Net interest income after provision for loan losses	70,984	43,614	183,856	130,037
Noninterest income:
Service charges on deposit accounts	3,677	1,840	9,364	5,287
Mortgage fee income	4,569	1,922	10,855	5,319
Gain on sale of loans	351	—	351	—
Loss on sale of branch	(127)	(43)	(127)	(43)
Gain (loss) on sale of other real estate	—	4	(36)	57
Gain on sale of securities available for sale	—	—	52	4
(Loss) gain on sale of premises and equipment	(21)	(9)	(15)	32
Increase in cash surrender value of BOLI	778	402	1,959	937
Other	2,903	816	5,305	2,738
Total noninterest income	12,130	4,932	27,708	14,331
Noninterest expense:
Salaries and employee benefits	25,684	15,303	69,610	51,644
Occupancy	6,380	4,038	16,399	12,119
Data processing	2,546	1,190	6,449	3,575
FDIC assessment	1,077	1,123	3,156	2,718
Advertising and public relations	380	229	994	775
Communications	771	563	2,098	1,648
Net other real estate owned expenses (including taxes)	61	145	223	180
Other real estate impairment	917	51	1,037	106
Core deposit intangible amortization	1,409	492	3,311	1,472
Professional fees	1,273	717	3,212	2,354
Acquisition expense, including legal	2,428	3	8,247	732
Other	4,978	3,033	12,524	9,106
Total noninterest expense	47,904	26,887	127,260	86,429
Income before taxes	35,210	21,659	84,304	57,939
Income tax expense	11,696	7,155	26,985	19,174
Net income	$23,514	$14,504	$57,319	$38,765

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2017 and December 31, 2016
(Dollars in thousands, except share information)
(Unaudited)

	September 30,	December 31,
Assets	2017	2016
Cash and due from banks	$268,498	$158,686
Interest-bearing deposits in other banks	484,519	336,341
Federal funds sold	10,000	10,000
Cash and cash equivalents	763,017	505,027
Certificates of deposit held in other banks	15,692	2,707
Securities available for sale, at fair value	747,147	316,435
Loans held for sale	25,854	9,795
Loans, net	6,324,545	4,539,063
Premises and equipment, net	155,741	89,898
Other real estate owned	10,189	1,972
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	29,046	26,536
Bank-owned life insurance (BOLI)	112,381	57,209
Deferred tax asset	21,033	9,631
Goodwill	606,701	258,319
Core deposit intangible, net	47,198	14,177
Other assets	32,570	22,032
Total assets	$8,891,114	$5,852,801

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$1,939,342	$1,117,927
Interest-bearing	4,933,289	3,459,182
Total deposits	6,872,631	4,577,109
FHLB advances	560,687	460,746
Repurchase agreements	15,238	—
Other borrowings	107,567	107,299
Junior subordinated debentures	27,604	18,147
Other liabilities	25,927	17,135
Total liabilities	7,609,654	5,180,436
Commitments and contingencies
Stockholders’ equity:
Preferred stock (0 and 0 shares outstanding, respectively)	—	—
Common stock	278	189
Additional paid-in capital	1,109,884	555,325
Retained earnings	167,820	117,951
Accumulated other comprehensive income (loss)	3,478	(1,100)
Total stockholders’ equity	1,281,460	672,365
Total liabilities and stockholders’ equity	$8,891,114	$5,852,801

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended September 30, 2017 and 2016
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	Three Months Ended September 30,
	2017			2016
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$6,286,990	$79,325	5.01%	$4,302,570	$51,194	4.73%
Taxable securities	576,770	2,539	1.75	218,286	573	1.04
Nontaxable securities	188,053	1,124	2.37	75,559	394	2.07
Interest-bearing deposits and other	461,092	1,684	1.45	370,011	579	0.62
Total interest-earning assets	7,512,905	$84,672	4.47	4,966,426	$52,740	4.22
Noninterest-earning assets	1,213,942			568,777
Total assets	$8,726,847			$5,535,203
Interest-bearing liabilities:
Checking accounts	$2,864,775	$4,102	0.57%	$1,791,228	$1,946	0.43%
Savings accounts	306,380	104	0.13	153,526	66	0.17
Money market accounts	619,051	1,459	0.94	396,441	474	0.48
Certificates of deposit	1,074,883	2,368	0.87	821,283	1,563	0.76
Total deposits	4,865,089	8,033	0.66	3,162,478	4,049	0.51
FHLB advances	541,129	1,749	1.28	494,141	1,063	0.86
Other borrowings and repurchase agreements	123,285	1,716	5.52	107,284	1,733	6.43
Junior subordinated debentures	27,587	317	4.56	18,147	158	3.46
Total interest-bearing liabilities	5,557,090	11,815	0.84	3,782,050	7,003	0.74
Noninterest-bearing checking accounts	1,863,971			1,100,613
Noninterest-bearing liabilities	33,836			14,185
Stockholders’ equity	1,271,950			638,355
Total liabilities and equity	$8,726,847			$5,535,203
Net interest income		$72,857			$45,737
Interest rate spread			3.63%			3.48%
Net interest margin			3.85			3.66
Average interest earning assets to interest bearing liabilities			135.19			131.32

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Nine Months Ended September 30, 2017 and 2016
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	Nine Months Ended September 30,
	2017			2016
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$5,701,324	$208,263	4.88%	$4,170,930	$151,522	4.85%
Taxable securities	452,317	5,606	1.66	220,176	2,067	1.25
Nontaxable securities	144,132	2,657	2.46	73,761	1,289	2.33
Federal funds sold and other	420,330	3,968	1.26	243,827	1,267	0.69
Total interest-earning assets	6,718,103	$220,494	4.39	4,708,694	$156,145	4.43
Noninterest-earning assets	990,811			673,676
Total assets	$7,708,914			$5,382,370
Interest-bearing liabilities:
Checking accounts	$2,510,550	$8,828	0.47%	$1,718,458	$5,689	0.44%
Savings accounts	255,602	267	0.14	149,080	196	0.18
Money market accounts	610,819	4,451	0.97	434,010	1,385	0.43
Certificates of deposit	1,025,997	6,497	0.85	817,693	4,353	0.71
Total deposits	4,402,968	20,043	0.61	3,119,241	11,623	0.50
FHLB advances	487,820	4,271	1.17	463,811	3,062	0.88
Other borrowings and repurchase agreements	118,331	5,137	5.80	81,454	3,723	6.11
Junior subordinated debentures	24,448	819	4.48	18,147	457	3.36
Total interest-bearing liabilities	5,033,567	30,270	0.80	3,682,653	18,865	0.68
Noninterest-bearing checking accounts	1,578,061			1,059,202
Noninterest-bearing liabilities	26,234			12,207
Stockholders’ equity	1,071,052			628,308
Total liabilities and equity	$7,708,914			$5,382,370
Net interest income		$190,224			$137,280
Interest rate spread			3.59%			3.75%
Net interest margin			3.79			3.89
Average interest earning assets to interest bearing liabilities			133.47			127.86

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of September 30, 2017 and December 31, 2016
(Dollars in thousands)
(Unaudited)

The following table sets forth loan totals by category as of the dates presented:
	September 30, 2017		December 31, 2016
	Amount	% of Total	Amount	% of Total
Commercial (2)	$1,006,104	15.7%	$630,805	13.7%
Real estate:
Commercial real estate	3,255,053	50.9	2,459,221	53.7
Commercial construction, land and land development	710,475	11.1	531,481	11.6
Residential real estate (1)	903,774	14.1	644,340	14.1
Single-family interim construction	319,093	5.0	235,475	5.1
Agricultural	156,824	2.5	53,548	1.2
Consumer	39,098	0.7	27,530	0.6
Other	337	—	166	—
Total loans	6,390,758	100.0%	4,582,566	100.0%
Deferred loan fees	(2,589)		(2,117)
Allowance for losses	(37,770)		(31,591)
Total loans, net	$6,350,399		$4,548,858
(1) Includes loans held for sale at September 30, 2017 and December 31, 2016 of $25,854 and $9,795, respectively.
(2) Includes mortgage warehouse purchase loans of $138,561 at September 30, 2017.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016, and September 30, 2016
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$72,857	$69,500	$47,867	$46,526	$45,737
Income recognized on acquired loans		(905)	(572)	(123)	(51)	(116)
Adjusted Net Interest Income	(b)	71,952	68,928	47,744	46,475	45,621
Provision Expense - Reported	(c)	1,873	2,472	2,023	2,197	2,123
Noninterest Income - Reported	(d)	12,130	10,995	4,583	5,224	4,932
Gain on sale of loans		(338)	(13)		—	—
Loss on sale of branch		127	—	—	—	43
Loss (gain) on sale of OREO and repossessed assets		—	26	—	—	(4)
Gain on sale of securities		—	(52)	—	—	—
Loss (gain) on sale of premises and equipment		21	(1)	(5)	—	9
Recoveries on loans charged off prior to acquisition		(994)	(123)	—	—	—
Adjusted Noninterest Income	(e)	10,946	10,832	4,578	5,224	4,980
Noninterest Expense - Reported	(f)	47,904	51,328	28,028	27,361	26,887
OREO Impairment		(917)	(120)	—	—	(51)
IPO related stock grant		(128)	(127)	(125)	(127)	(104)
Acquisition Expense (4)		(3,013)	(7,278)	(459)	(1,075)	(384)
Adjusted Noninterest Expense	(g)	43,846	43,803	27,444	26,159	26,348
Adjusted Net Income (2)	(b) - (c) + (e) - (g)	$24,829	$22,746	$15,990	$15,541	$14,819

ADJUSTED PROFITABILITY
Adjusted Return on Average Assets (1)		1.13%	1.08%	1.10%	1.08%	1.07%
Adjusted Return on Average Equity (1)		7.74%	7.34%	9.52%	9.39%	9.24%
Adjusted Return on Tangible Equity (1)		15.96%	15.64%	15.85%	16.03%	16.15%
Total Average Assets		$8,726,847	$8,478,360	$5,880,473	$5,729,160	$5,535,203
Total Average Stockholders' Equity		$1,271,950	$1,243,331	$681,434	$658,369	$638,355
Total Average Tangible Stockholders' Equity (3)		$617,115	$583,303	$409,191	$385,635	$365,127

EFFICIENCY RATIO
Amortization of core deposit intangibles	(h)	$1,409	$1,410	$492	$492	$492
Reported Efficiency Ratio	(f - h) / (a + d)	54.71%	62.01%	52.50%	51.92%	52.09%
Adjusted Efficiency Ratio	(g - h) / (b + e)	51.19%	53.15%	51.51%	49.65%	51.10%

(1) Calculated using adjusted net income
(2) Assumes actual effective tax rate of 33.2%, 32.1%, 30.0%, 33.4% and 33.0%, respectively.
(3) Excludes average balance of goodwill and net core deposit intangibles.
(4) Acquisition expenses include $585 thousand, $1,605 thousand, $313 thousand, $290 thousand and $381 thousand, of compensation and bonus expenses in addition to $2,428 thousand, $5,673 thousand, $146 thousand, $785 thousand and $3 thousand of merger-related expenses for the quarters ended September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016 and September 30, 2016, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of September 30, 2017 and December 31, 2016
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Asset Ratio
	September 30,	December 31,
	2017	2016
Tangible Common Equity
Total common stockholders' equity	$1,281,460	$672,365
Adjustments:
Goodwill	(606,701)	(258,319)
Core deposit intangibles, net	(47,198)	(14,177)
Tangible common equity	$627,561	$399,869

Tangible Assets
Total assets	$8,891,114	$5,852,801
Adjustments:
Goodwill	$(606,701)	$(258,319)
Core deposit intangibles	$(47,198)	$(14,177)
Tangible assets	$8,237,215	$5,580,305
Common shares outstanding	27,804,877	18,870,312
Tangible common equity to tangible assets	7.62%	7.17%
Book value per common share	$46.09	$35.63
Tangible book value per common share	22.57	21.19